U.S. SECURITIES AND EXCHANGE COMMISSION
               WASHINGTON D.C.  20549


                    FORM 12b-25

SEC FILE NUMBER: 0-17378

CUSIP NUMBER:

            NOTIFICATION OF LATE FILING

(CHECK ONE)


        FORM 10-K
        FORM 11-K
        FORM 20-F
   X    FORM 10-Q
        FORM N-SAR

For period Ended:   April 30, 2000

Nothing in this Form Shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the
filing checked above, identify the Item(s) to which
the notification relates:
_______________________________

====================================================
Part I - Registrant Information
====================================================

Vitro Diagnostics, Inc.
-----------------------
Full Name of Registrant


-------------------------
Former Name if Applicable


8100 Southpark Way, Building B-1
---------------------------------------------------------
Address of Principal Executive Office (street and number)


Littleton, CO   80120
------------------------
City, State and Zip Code

====================================================
Part II - Rules 12b-25 (b) and (c)
====================================================

If the subject report could not be filed without
unreasonable effort or expense and the registrant
seeks relief pursuant to Rule 12b-25(b), the
following should be completed.  (Check Box if
appropriate)      X

(a) The reasons described in reasonable detail in
Part III of this form could not be eliminated without unreasonable effort or expense;

(b) The subject annual report or semi-annual report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

(c) the accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable

====================================================
Part III - Narrative
====================================================

State below in reasonable detail the reasons why the Form 10-K, 11-K, 20-F, 10-Q, or N-SAR or portion thereof, could not be filed within the prescribed time period.

The Company and its accountant need additional time to finalize and analyse its financial statements and prepare Management's Discussion and Analysis of Financial Condition and Results of Operation.


====================================================
PART IV - OTHER INFORMATION
====================================================

(1) Name and telephone number of person to contact in regard to this notification

Name:   David J. Babiarz, Esq.

Area code and phone number: (303) 779-5900


(2) have all other periodic reports required under
Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorted period that the registrant was required to file such reports) been filed? If the answer is no, identify report(s).

__x__  yes

_____  no


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

_____ yes

__x__ no

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results can not be made.

               Vitro Diagnostics, Inc.
 __________________________________________________
    (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


DATE   06/15/00
BY     /s/ Roger Hurst, President